Exhibit 10.3

Restoration Hardware, Inc.

Summary of Compensation of Named Executive Officers for Fiscal Year 2006

The current base salaries for the current named executive officers of the Company (as set forth in the Company’s proxy statement filed on June 4, 2007) are as follows:

Name	Title	Annual Salary
Gary G. Friedman	President, Chief Executive Officer and Chairman	$650,000

Ken Dunaj	Chief Operating Officer	$500,000

Chris Newman	Senior Vice President and Chief Financial Officer	$395,000

Bonnie McConnell-Orofino	Chief Merchandising Officer	$370,000

Vivian C. Macdonald	Vice President, Corporate Controller	$262,500

As previously disclosed, the Company also has approved fiscal year 2007 minimum, target and maximum level bonus objectives for the Management Incentive Plan. The amount of the award of any cash bonuses under the Company’s Management Incentive Plan for fiscal year 2007 performance will be based on the Company’s achievement of specified results with respect to EBT for fiscal year 2007. If the minimum, target or maximum performance objectives are met, participants will receive a bonus payment under the Management Incentive Plan, with the specific amount that such participant receives dependent on his or her individual performance. The amount that could be received by the Company’s President and Chief Executive Officer under the Management Incentive Plan ranges from between 20% of base salary to up to 200% of base salary, with a target bonus amount of 100% of base salary. For the Company’s other named executive officers, the amount such officers could receive under the Management Incentive Plan ranges from 4% to 8% of base salary to up to 80% to 120% of base salary, with target bonus amounts ranging from 30% to 50% of base salary.